EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 26, 2010

Company:     Dominion

Contacts:

Media:	Chet Wade (804) 775-5697, Chet.Wade@dom.com David Botkins (804) 771-6115, David.B.Botkins@dom.com
Analyst:	Thomas E. Hamlin (804) 819-2154, Thomas.E.Hamlin@dom.com Greg Snyder (804) 819-2383, James.Gregory.Snyder@dom.com

DOMINION SUBMITS REVISED SETTLEMENT AGREEMENT WITH SUPPORT

OF ALL PARTIES IN PENDING VIRGINIA RATE PROCEEDINGS

•    Virginia jurisdictional base rates would remain at pre-September 1 levels

•    Base return on equity set at 11.9 percent

•    Customer credits increased by $132 million

•    Company will forego recovery of $142 million of deferred RTO start-up and administrative fees plus carrying costs of $55 million

•    Company affirms 2010 operating earnings guidance of $3.20 to $3.40 per share

•    Agreement subject to State Corporation Commission approval

RICHMOND, Va. – Dominion (NYSE: D) announced today that it, the Staff of the State Corporation Commission, the Virginia Committee for Fair Utility Rates, the Department of the Navy and all parties to the Nov. 5, 2009, Stipulation and Recommendation in the ongoing base case proceeding for Dominion Virginia Power have filed an Addendum and Modification of Stipulation and Recommendation for approval by the Virginia State Corporation Commission (SCC). If approved, the revised agreement would resolve the pending proceeding to set base rates for the company’s Virginia jurisdictional customers, the Virginia fuel case proceeding, and the authorized return on equity for the rate adjustment clauses for the Bear Garden Power Station and the Virginia City Hybrid Energy Center.

Under the terms of the revised agreement, Dominion Virginia Power’s base rates would not change from levels in effect before the filing of the base rate case. The amount of the increase in base rates that was implemented on an interim basis on September 1 would be refunded to customers. As in the original proposed agreement, the company’s authorized return on equity applicable to its base rates would be set at 11.9 percent, with an earnings collar and sharing mechanism established by Virginia law.

Cost recovery for several of the company’s construction projects would continue to be achieved through separate rate adjustment clauses approved by the SCC. These include the Virginia City Hybrid Energy Center and Bear Garden Power Station. The return on equity incorporated in the rate adjustment clauses for these two facilities would still be set at 12.3 percent, as originally agreed in the Stipulation.

The original proposed settlement agreement included the return of $268 million of 2008 revenues to customers through the end of 2010 and credits for $129 million of prior-period Financial Transmission Rights (FTRs) and fuel expenses to customers. The revised agreement, which incorporates the original proposed settlement agreement terms as well as certain other changes to the stipulation terms, adds two long-term customer benefits. In addition to the customer credits through 2010, the company would return $132 million of 2008 revenues to customers during 2011 and 2012. Also, beginning on January 1, 2011, the company will forego recovery of $142 million of a regulatory asset, plus carrying costs of $55 million, established for RTO start-up and administrative fees when Virginia Power was under capped rates. For customers who are not Virginia jurisdictional customers but have agreed to pay rates that are either approved by the SCC or are based on the same ratemaking methodology as approved by the SCC, the revised settlement would result in $41 million in total credits, up from $31 million in the original proposed agreement.

The revised settlement, if approved, would result in total bill reduction savings of about $153 for a typical residential customer who uses 1,000 kilowatt-hours of electricity a month. In addition, the customer would receive about $42 plus interest for the refund of the interim base rate increase that went into effect Sept. 1, 2009. The bill reduction savings includes approximately $80 in bill credits that would be applied after the settlement is approved through December 2010, as provided for in the original settlement. The additional $73 in savings would be realized by customers in two ways. First, a typical residential customer would receive monthly base rate bill credits totaling approximately $32 during 2011 and 2012. Second, customers would see a reduction in their monthly transmission rider charges starting in January 2011 that would extend for more than 8 years and would total over $41.

Under the terms of the revised settlement, the monthly bill for a typical residential customer would be $99.07 for the remainder of 2010, an 8.9 percent reduction compared with a bill of $108.73 for the same customer in March 2009 when Dominion proposed a base rate increase and other rate adjustments. This monthly bill excludes the impact of the proposed energy conservation programs that are pending approval before the SCC that, if approved, would add less than $1 per month to the typical residential customer, and any potential adjustments for the pass-through cost of fuel.

Thomas F. Farrell II, chairman, president and chief executive officer said:

“We are pleased that all parties were able to reach this agreement and hope the Virginia State Corporation Commission will approve its terms. Resolution of this proceeding represents the end of a decade of deregulation in Virginia. The credits to customers reflect a return of 2008 revenues which were brought about by strong customer growth during ten years of capped rates. Importantly, this agreement preserves our revenue requirement and provides for a return on equity that should enable us to attract capital to fund investments in new energy infrastructure required to meet our customer’s needs.

We are affirming our 2010 operating earnings guidance of $3.20 to $3.40 per share as the revised agreement continues to support our 2010 guidance. We will be in a better position to provide details for 2010 and thereafter once we receive a final order in the Virginia base rate case proceeding. Because the 2011 and 2012 customer credits are from 2008 revenues and were recorded in 2009, those refunds will not impact either reported or operating earnings in 2011 or 2012.”

As a result of the revised settlement agreement, Dominion recorded a charge representing its best estimate of the probable outcome of this matter resulting in an incremental negative impact of $174 million or 29 cents per share to fourth-quarter and full-year 2009 reported earnings that is not included in operating earnings for 2009. The total negative impact on fourth-quarter and full-year 2009 reported earnings of the revision to the settlement, plus the $261 million disclosed on Jan. 28, 2010, is now $435 million or 73 cents per share.

Incorporating the total impact of the revised settlement described above, reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended Dec. 31, 2009 is $1.29 billion ($2.17 per share) which compares with reported earnings of $1.83 billion ($3.16 per share) for the same period in 2008.

The revised settlement agreement does not have an incremental impact on fourth-quarter or full-year 2009 operating earnings which Dominion reported on Jan. 28, 2010. Operating earnings for the 12 months ended Dec. 31, 2009, amounted to $1.94 billion ($3.27 per share), compared to operating earnings of $1.84 billion ($3.16 per share) for the same period in 2008. Operating earnings are defined as reported (GAAP) earnings adjusted for certain items.

Dominion will publish on its investor information page at www.dom.com/investors a Revised 4Q09 Earnings Release Kit and certain associated supplemental schedules incorporating the revised settlement agreement. A detailed description of items included in 2009 and 2008 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of the Revised 4Q09 Earnings Release Kit.

In providing its first-quarter and full-year 2010 operating earnings guidance the company notes that there could be differences between expected reported (GAAP) earnings and estimated operating earnings for matters such as, but not limited to, divestitures, changes in accounting principles or the outcome of the company’s pending Virginia rate case proceedings. At this time, Dominion management is not able to estimate the impact, if any, of these items on reported earnings. Accordingly, Dominion is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

A copy of the revised settlement agreement can be found on the company’s investor information page at www.dom.com/investors.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of more than 27,500 megawatts of generation, 1.3 trillion cubic feet equivalent of proved natural gas reserves, 12,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines. Dominion operates the nation’s largest natural gas storage system with 942 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company’s Web site at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for 2010 which is subject to various risks and uncertainties. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond the company’s ability to control or estimate precisely, such as the approval by the Virginia State Corporation Commission of the company’s proposed settlement agreement relating to Virginia jurisdictional rate case proceedings, fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, estimates of proved and unproved reserves, the company’s ability to meet its natural gas and oil production forecasts, the timing and receipt of regulatory approvals necessary for planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects as scheduled. Other factors include, but are not limited to, weather conditions, including the effects of hurricanes and major storms on operations, the behavior of other market participants, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, economic conditions in the company’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, adverse outcomes in litigation matters, and other uncertainties. Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.

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